UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2012 (March 6, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 6, 2012, holders (the “Holders”) of Ampal-American Israel Corporation’s (the “Company”) Series B debentures (the “Debentures”) voted to accelerate and set to immediate repayment the entire outstanding amounts under the Debentures. The acceleration will be effective two weeks after March 6, 2012, unless an additional two-week extension is granted by the committee, formed by the Holders (the "Committee") to represent the Holders.  The Committee was granted the authority by the Holders to postpone the effective date of the acceleration of the Debentures by two additional weeks, should the Committee find that sufficient progress was made in the negotiations with the Company and/or with its controlling shareholder. Additional postponements of the effective date of the acceleration of the Debentures are possible, subject to the approval of the majority of the Holders.

As of March 12, 2012, due to the acceleration, the total amount outstanding (including interest) under the Debentures (excluding the Debentures held by the Company) is NIS 527,024,735 (approximately $138.4 million).

Additionally, the Holders voted to authorize the commencement of legal actions and other measures, at the discretion of Clal Finance Trusts 2007 Ltd., the trustee for the Holders, and/or at the recommendation of the Committee, to collect the principal payment which was due on January 31, 2012 and which the Company did not make, as previously announced.  The Holders also voted to empower the Committee to continue negotiations with the Company to settle payments to the Holders and/or to restructure the Debentures, to protect the rights of the Holders and to receive all required information from the Company regarding its financial status and its ability to meet its obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: March 12, 2012	By:	/s/ Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President - Investments and
Corporate Affairs and Secretary

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